Exhibit F-3(a)



         [Letterhead of Richards, Layton & Finger]


                      February 6, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

          Re:  Entergy Gulf States Capital I
               Application on Form U-1
               SEC File No. 70-8721

Ladies and Gentlemen:

          We have acted as special Delaware counsel for Entergy Gulf States, Inc., a Texas corporation (the "Company"), and Entergy Gulf States Capital I, a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At the Trust's and the Company's request, this opinion is being furnished to you.

          The Application (as defined below) contemplates, among other things, the issuance and sale by the Company, through a special purpose subsidiary, of one or more new series of such subsidiary's preferred securities, as well as the issuance and sale of such subsidiary's common securities to the Company, the guarantee by the Company of such subsidiary's payment obligations under said preferred securities, and the investment of the proceeds from the issuance and sale of such subsidiary's preferred and common securities in junior subordinated deferrable interest debentures of the Company. This opinion relates to the issuance and sale by the Trust on January 28, 1997, of 3,400,000 8.75% Cumulative Quarterly Income Preferred Securities, Series A ($85,000,000 in aggregate liquidation amount) (each, a "Preferred Security" and collectively, the "Preferred Securities"), and 105,155 8.75% Common Securities ($2,628,875 in aggregate liquidation amount) (each, a "Common Security" and collectively, the "Common Securities") (the Preferred Securities and the Common Securities being collectively referred to as the "Securities"), the execution and delivery by the Company of a Guarantee Agreement, dated as of January 28, 1997, between the Company and The Bank of New York, as trustee, and the investment by the Trust of the proceeds from the issuance and sale of the Securities in $87,628,875 in aggregate principal amount of the Company's 8.75% Junior Subordinated Deferrable Interest Debentures, Series A, due March 31, 2046.

          For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

          a) The Certificate of Trust of the Trust, dated as of November 27, 1996 (the "Certificate"), as filed in the office of the Secretary of State of the State of Delaware (the
"Secretary of State") on December 2, 1996;

          b) The Trust Agreement of the Trust, dated as of December 2, 1996, among the Company, as Depositor, and the trustees of the Trust named therein;

          c) The Amended and Restated Trust Agreement of the Trust, dated as of January 28, 1997, among the Company, as depositor, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust (including Exhibits A, B and D thereto) (the "Trust Agreement");

          d) The Application on Form U-1, dated October 16, 1995 (without exhibits, the "Original Application") under the Public Utility Holding Company Act of 1935, as amended, filed by the Company with the Securities and Exchange Commission and docketed in SEC File No. 70-8721, as amended by Amendment
No. 1 to the Original Application, dated November 25, 1995
(without exhibits, the "Amendment") (the Original Application as amended by the Amendment being referred to as the "Application"); and

          e) A Certificate of Good Standing for the Trust, dated February 6, 1997, obtained from the Secretary of State.

               Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust
Agreement.

               For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

               With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

               For purposes of this opinion, we have assumed
(i) that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Preferred Security is to be issued by the Trust (collectively, the "Preferred Security Holders") of a Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the Trust Agreement, (vii) that the Preferred Securities have been issued and sold to the Preferred Security Holders in accordance with the Trust Agreement, (viii) the receipt by the Person (the "Common Security Holder") (the Preferred Security Holders and the Common Security Holder being collectively referred to as the "Security Holders") to whom a Common Security is to be issued by the Trust of a Common Securities Certificate for the Common Security and the payment for the Common Security acquired by it, in accordance with the Trust Agreement, (ix) that the Common Securities have been issued and sold to the Common Security Holder in accordance with the Trust Agreement, and (x) that neither the Trust nor the Company derives income from or connected with sources within the State of Delaware or has any assets, activities (other than the Trust's having a Delaware trustee as required by the Delaware Business Trust Act and the filing of documents with the Secretary of State) or employees in the State of Delaware. We have not participated in the preparation of the Application and assume no responsibility for its contents.

               This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

               Based upon the foregoing, and upon our
examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                    The Trust has been duly created and is validly existing in good standing as a business trust under the laws of the State of Delaware.

                    The Preferred Securities issued to the Preferred Security Holders have been duly authorized by the Trust
Agreement and are validly issued and, subject to the qualifications set herein, are fully paid and nonassessable undivided beneficial interests in the assets of the Trust.
The Preferred Security Holders, as beneficial owners of the Trust, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security
Holders may be obligated to make payments as set forth in the Trust Agreement. The Common Securities have been duly authorized by the Trust Agreement and are validly issued undivided beneficial interests in the assets of the Trust.

                    All laws of the State of Delaware that relate or are applicable to the issuance and sale of the Securities have been complied with.

                    The Securities are valid and binding obligations of the Trust in accordance with their terms.

               The opinion expressed in paragraph 4 above is subject to (i) bankruptcy, insolvency, moratorium, receivership, reorganization, liquidation, fraudulent transfer or conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, and
(ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law). In rendering the opinions expressed herein, we express no opinion regarding applicable law relating to fiduciary duties.

               We consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Application. We also consent to Laurence M. Hamric, Esquire's, Reid & Priest LLP's and Winthrop, Stimson, Putnam & Roberts' relying as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them to you in connection with the Application. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                   Very truly yours,


                                   /s/ Richards, Layton & Finger

          BJK/smc